Exhibit 99.1
Washington Federal, Inc.
425 Pike Street
Seattle, WA 98101
Contact: Cathy Cooper
(206) 777-8246
Friday, September 21, 2012
FOR IMMEDIATE RELEASE

Washington Federal Announces the Appointment of David Grant to its Board of Directors

SEATTLE - Washington Federal, Inc. (Nasdaq: WAFD), today announced the appointment of David Grant to its board of directors. Grant, age 58, is the Managing Partner of Catalyst Storage Partners, a privately-held international firm specializing in self-storage development, investment and consulting. Prior to forming Catalyst, Grant spent 20 years with Shurgard Storage Centers, a NYSE-traded Real Estate Investment Trust that owned and operated a portfolio of over 600 properties in the United States and seven foreign countries. He retired from his duties as Chief Executive Officer of Shurgard in 2006 concurrent with the company's sale to Public Storage (NYSE: PSA). Grant began his career as a Certified Public Accountant in 1975 with Touche Ross & Co., where he worked until joining Shurgard in 1985.
Grant is a graduate of Washington State University with degrees in business administration and accounting. He currently serves as a member of the board of governors for the Washington State University Foundation and is on the National Board of Advisors to WSU's College of Business.
Washington Federal's Chairman, President & CEO Roy Whitehead stated, “We are honored to have Dave join our board. He will bring a wealth of experience in the areas of commercial real estate, accounting and finance to bear on the company's decision-making in those areas. His experience managing a large public company will also be useful in planning for Washington Federal's own future growth.”
Washington Federal, with headquarters in Seattle, has 165 offices in eight western states. To find out more about the Company, please visit the website. The Company uses its website to distribute financial and other material information about the Company, which is routinely posted on and accessible at

www.washingtonfederal.com.

Important Cautionary Statements
The foregoing information should be read in conjunction with the financial statements, notes and other information contained in the Company's 2011 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Statements contained herein that are not historical facts should be considered forward-looking statements with respect to Washington Federal. Forward-looking statements of this type speak only as of the date of this report. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors, including, but not limited to, unforeseen local, regional, national or global events, economic conditions, asset quality, interest rates, loan demand, changes in business or consumer spending, borrowing or savings habits, deposit growth, adequacy of the reserve for loan losses, competition, stock price volatility, government monetary and economic policy, anticipated expense levels, changes in laws and regulations, the level of success of the company's asset/liability management strategies as well as its marketing, product development, sales and other strategies, the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies as well as the Financial Accounting Standards Board and other accounting standard setters, the costs and effects of litigation and of unexpected or adverse outcomes in such litigation, and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements. Washington Federal undertakes no obligation to update or revise forward-looking statements to reflect subsequent circumstances, events or information or for any other reason.

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